PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

      For Release: Immediate

      Contact: Albert D. Ciavardelli
            (215) 665-5046

PMA Capital Reports Fourth Quarter 2001 Results

Philadelphia, PA, February 6, 2002 -- PMA Capital Corporation (NASDAQ: PMACA) today announced that it had fourth quarter after-tax operating income (net income excluding after-tax net realized investment gains and losses) of $5.8 million, or $0.25 per diluted share, compared with $7.0 million, or $0.32 per diluted share, for the same period last year. Results for the fourth quarter of 2000 benefited by approximately $1 million, or $0.04 per share, from a lower effective tax rate, compared with fourth quarter of 2001.

“I am very pleased with our performance this quarter. Current underwriting fundamentals are very strong. Rate increases across the board in each of our segments will strengthen margins as we head into 2002. During the fourth quarter of 2001, our specialty insurance businesses experienced acceleration in the already improving trends impacting the property/casualty insurance and reinsurance markets. More new business was available at stronger prices, which contributed to the 46% increase in our gross written premiums for the fourth quarter. The surge in premiums this quarter served to boost our full year writings up 24% to just over $1 billion in 2001. This is a significant achievement for PMA Capital, and is a direct reflection of our market vitality and the franchise value that we enjoy in our insurance businesses,” stated John W. Smithson, President and Chief Executive Officer of PMA Capital.

“In addition to the favorable premium trends we are seeing throughout our insurance businesses, we were successful in our effort to raise capital to support continued growth. Our December 2001 equity offering netted close to $160 million in proceeds, and added to our already strong financial condition. We expect to deploy most of this new capital in 2002 to take further advantage of the current hard market where favorable trends such as significant price increases and tighter terms and conditions continued through the fourth quarter and into the January 1 renewal season.”

For full year 2001, PMA Capital recorded after-tax operating income of $1.9 million, or $0.09 per share. These results include losses of approximately $20 million after-tax (approximately $30 million pre-tax), or $0.90 per share, from the September 11th terrorist attack on the World Trade Center, and after-tax losses of $17.0 million, or $0.77 per share, in PMA Capital’s excess and surplus lines segment, Caliber One. Partially offsetting these losses were an after-tax gain of $6.3 million, or $0.28 per share, from the first quarter sale of real estate, as well as a first quarter tax benefit of $10.1 million, or $0.45 per share, resulting from the completion of an IRS examination.

For full year 2000, PMA Capital reported after-tax operating losses of $6.5 million, or $0.29 per share, including a third quarter charge of approximately $40 million after-tax (approximately $60 million pre-tax) due to higher than expected loss activity in our reinsurance operations.

Operating Revenues

Operating revenues include net premiums earned, net investment income and other service revenue. For the fourth quarter of 2001, operating revenues were $227.8 million, up 35% from the same period last year. For full year 2001, operating revenues were $842.0 million, up 30% from 2000. The increases in operating revenues in 2001, compared to 2000, reflect higher premiums in all segments of PMA Capital’s specialty insurance businesses primarily due to price increases and new business.

Net Income

PMA Capital recorded net income of $6.6 million, or $0.29 per share, for the fourth quarter of 2001, compared with net income of $12.2 million, or $0.56 per share, for the same period last year. Net income was $7.1 million, or $0.32 per share, for full year 2001, compared with net income of $1.3 million, or $0.06 per share, for 2000. Included in net income for the fourth quarter and full year 2001 were after-tax net realized investment gains of $864,000 and $5.2 million, compared with after-tax net realized gains of $5.1 million and $7.8 million for the same periods last year.

Financial Condition

Total assets were $3.8 billion as of December 31, 2001, compared with $3.5 billion as of December 31, 2000. Shareholders’ equity increased to $612.0 million as of December 31, 2001, compared with $440.0 million as of December 31, 2000. The increase in shareholders’ equity primarily reflects the sale of 9,775,000 shares of Class A Common stock under the Company’s equity offering in December 2001, which netted the Company proceeds of approximately $160 million.

Book value per share, including unrealized gains and losses, was $19.64 as of December 31, 2001, compared with $20.40 as of December 31, 2000. Excluding unrealized gains and losses, book value per share was $19.46 as of December 31, 2001, compared with $21.07 as of December 31, 2000.

As of December 31, 2001, long-term debt was $62.5 million, compared with $163.0 million as of December 31, 2000. The $100.5 million reduction in long-term debt during 2001 included a payment of $62.5 million made in the fourth quarter of 2001 from the proceeds from the equity offering.

PMA Re

PMA Re’s pre-tax operating income was $9.1 million for the fourth quarter of 2001, compared to $6.3 million for the same period last year. The higher operating income reflects improved underwriting results, partially offset by lower net investment income. For full year 2001, PMA Re reported a pre-tax operating loss of $3.1 million, compared to a pre-tax operating loss of $7.3 million in 2000. Included in the 2001 pre-tax results are approximately $30 million of net losses from the September 11th terrorist attack on the World Trade Center. The results for 2000 include a charge of approximately $60 million, which represented the net impact of higher than expected losses for treaties covering certain lines of business for accident years 1999 and 1998.

Gross premiums written in 2001 were $124.5 million for the fourth quarter and $476.6 million for the year, compared to $94.2 million and $394.8 million for the same periods last year. PMA Re’s net premiums written in 2001 were $106.6 million for the quarter and $360.6 million for the year, compared with $68.8 million and $261.5 million for the same periods last year. In addition to rate increases, the improvement in gross and net premiums written in full year 2001 reflects higher premium volume for the Finite Risk & Financial Products unit due primarily to increased demand for these coverages. Partially offsetting this growth was slightly lower premium volume in PMA Re’s Specialty and Traditional treaty reinsurance units reflecting PMA Re’s commitment to its established pricing guidelines and its unwillingness to underwrite accounts that do not meet these guidelines. Despite the full year decline in writings for PMA Re’s Traditional and Specialty treaty coverages, the environment for writing these coverages on acceptable terms became increasingly more favorable as the year progressed. This resulted in an increase in premiums written for the Traditional and Specialty treaty coverages for the second half of 2001, compared with the first half of the year.

The combined ratio, as computed using generally accepted accounting principles (GAAP), improved to 101.6% for the fourth quarter of 2001, compared with 109.4% for the same period last year. The improvement in the combined ratio is primarily due to a lower loss ratio. For full year 2001, the combined ratio was 114.2%, compared to 123.3% in 2000. Excluding the effect of losses from the September 11th attack, PMA Re’s combined ratio was approximately 105% for 2001.

Net investment income was $10.6 million and $45.4 million for the fourth quarter and full year 2001, compared with $13.0 million and $51.1 million for the same periods last year. The decline in investment income is primarily due to lower invested asset yields.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $5.7 million for the fourth quarter of 2001, up 8% from $5.2 million for the same period last year. For full year 2001, pre-tax operating income was $23.1 million, an increase of 7% from $21.6 million in 2000. These increases are primarily due to improved underwriting results, as premium growth in 2001 outpaced the growth in losses and expenses. Partially offsetting the improvement in underwriting results was lower investment income.

Net premiums written were $76.7 million for the fourth quarter of 2001, an increase of 67% over net premiums written of $45.9 million for the same period last year. For the year, net premiums written were $355.5 million, an increase of 32% compared to 2000. The increase reflects improved pricing in workers’ compensation as well as all other commercial lines of business underwritten by The PMA Insurance Group. In addition, premium growth was aided by an increase in the number of accounts written in response to The PMA Insurance Group’s focused marketing efforts in selected territories.

The GAAP combined ratio in 2001 was 104.8% for the fourth quarter and 105.5% for the full year, both of which improved from the corresponding periods last year when the GAAP combined ratio was 113.2% and 111.7%, respectively.

Net investment income decreased by $2.6 million and $8.5 million in the fourth quarter and full year 2001, compared with the same periods last year. These declines reflect a lower invested asset base resulting from the paydown of prior years’ losses, as well as a reduction in invested assets late in 2000 due to the transfer of substantially all of the assets and liabilities of The PMA Insurance Group’s former run-off operations to a third party under a reinsurance agreement.

Caliber One

Caliber One reported a pre-tax operating loss of $4.0 million for the fourth quarter of 2001, compared to operating income of $16,000 for the same period last year. For full year 2001, Caliber One had a pre-tax operating loss of $26.2 million, compared with a pre-tax operating loss of $7.0 million in 2000. The fourth quarter and full year 2001 results include losses of approximately $4 million and $22 million, respectively, resulting from higher than anticipated claims frequency and severity in certain casualty and property lines of business, primarily professional liability coverages for the nursing home class of business, for policies written in the latter part of 1999 and early 2000.

Caliber One’s gross premiums written in 2001 were $35.4 million for the fourth quarter and $124.3 million for the year, compared with $16.8 million and $93.4 million for the same periods in 2000. The increases in gross premiums written reflect growth in property and certain classes of liability lines of business due to rate increases as well as growth in policy volume. Caliber One’s net premiums written in 2001 were $13.6 million for the fourth quarter and $53.7 million for the year, compared with $3.3 million and $16.0 million for the comparable periods in 2000. The increases in net premiums written also reflect rate increases and growth in policy volume. In addition, net premiums written in 2000 reflected higher levels of ceded premiums, related primarily to the nursing home class of business.

Net investment income in 2001 was $1.1 million for the fourth quarter and $3.1 million for the year, compared to $1.4 million and $4.4 million in 2000. The declines in investment income reflect lower invested asset yields. For full year 2001, the decrease in net investment income also reflects additional interest on funds held reinsurance contracts.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company’s real estate properties. For the fourth quarter of 2001 and 2000, pre-tax operating losses for this segment were $2.7 million and $2.9 million, respectively. For full year 2001 and 2000, pre-tax operating losses in Corporate and Other were $6.3 million and $19.1 million, respectively.

Interest expense is the single largest expense item in the Corporate and Other segment. Interest expense in 2001 declined $1.9 million for the fourth quarter and $5.3 million for the year due to a lower average balance of debt outstanding and lower interest rates. The full year 2001 results for the Corporate and Other segment also include a pre-tax gain of $9.8 million from the sale of certain real estate properties, which netted PMA Capital $14.4 million of cash proceeds in the first quarter.

Share Repurchase Plan

During 2001, PMA Capital repurchased 299,000 shares of its Class A Common Stock at a cost of $5.3 million (average per share price was $17.78), including 90,000 shares at a total cost of $1.6 million (average per share cost of $17.71) during the fourth quarter of 2001. Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 3.8 million shares at a total cost of $72.8 million (average per share price was $19.11). As of December 31, 2001, the remaining share repurchase authorization was $17.2 million.

Quarterly Dividends

PMA Capital also announced today that its Board of Directors declared a regular quarterly dividend on its Class A Common Stock of $0.105 per share to shareholders of record on March 11, 2002. The dividends will be paid on April 1, 2002. PMA Capital has paid a dividend to shareholders for the past 84 years.

Business Outlook

Based on management’s current expectations, the estimated range of consolidated after-tax operating earnings for 2002, a key performance measure, is between $1.40 and $1.55 per diluted share. In 2002, we expect price increases across all of our businesses to contribute to strong growth in premiums with the most significant growth coming from PMA Re, our reinsurance business. Based on current market trends, we expect rate increases in that business to average between 30-50% in 2002. At The PMA Insurance Group, we expect price increases for workers’ compensation business to average 15%, with higher rate increases for the other commercial lines. At Caliber One, we expect premium rates to rise significantly for excess and surplus lines coverages. As the favorable effects of both price increases and improved terms and conditions are earned into our results over the next 12 to 18 months, we expect to achieve our combined ratio goal of 100% or better for PMA Re and Caliber One, and 104% or better for The PMA Insurance Group.

These statements are forward-looking, and actual results may differ materially. Please see the Cautionary Statements that follow for the factors that may cause actual results to differ materially from our current expectations.

Status of Business Outlook

PMA Capital’s corporate representatives authorized to speak on behalf of the Company may meet privately with investors, the media, investment analysts and others. At these meetings, PMA Capital’s spokespersons may reiterate the Business Outlook published in this press release. At the same time, PMA Capital will keep this press release, including this Business Outlook publicly available on its website at http://www.pmacapital.com. Prior to the start of the Quiet Period (described below), the public can continue to rely on this Business Outlook as still being PMA Capital’s current expectations on matters covered, unless PMA Capital publishes a press release stating otherwise.

Beginning April 17, 2002, PMA Capital will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the Company’s periodic filing on Form 10-Q may no longer constitute management’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered historical, speaking as of prior to the beginning of the Quiet Period only and should not be relied upon. The Company expressly disclaims any current intention to update its Business Outlook during the Quiet Period. During the Quiet Period, unless otherwise publicly announced, PMA Capital spokespersons will not comment on the Business Outlook or PMA Capital’s financial results or expectations. The Quiet Period will last until PMA Capital’s next Earnings Release is published, tentatively scheduled for May 1, 2002.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release, including those in the Business Outlook section and made by John W. Smithson, and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

  changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
  regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of or demand for the Company’s products or otherwise affect the ability of the Company to conduct its business;
  competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
  ability to implement and maintain rate increases;
  the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
  the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies;
  the lowering or loss of one or more of the financial strength or claims paying ratings of the Company's insurance subsidiaries;
  adequacy of reserves for claim liabilities;
  adverse property and casualty loss development for events the Company insured in prior years;
  the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
  uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
  adequacy and collectibility of reinsurance purchased by the Company;
  severity of natural disasters and other catastrophes;
  reliance on key management; and
  other factors disclosed from time to time in the Company’s most recent Forms 10-K, 10-Q and 8-K filed by the Company with the Securities and Exchange Commission.

Investors should not place undue reliance on any forward-looking statements. Unless otherwise stated, the Company disclaims any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital’s 4th quarter Statistical Supplement, which provides more detailed historical information about PMA Capital and its insurance businesses, is available on our website. Please see the Investor Information section of our website at http://www.pmacapital.com. You may also obtain a copy of this supplement from the Company by sending your request to:

          Albert Ciavardelli
          Vice President - Finance
          PMA Capital Corporation
          1735 Market Street
          Philadelphia, PA 19103

Alternatively, you may submit your request by telephone (215.665.5046) or by e-mail to aciavardelli@pmare.com.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

PMA Capital Corporation
Financial Highlights
(Dollars in thousands, except per share amounts)

Three months ended December 31,			Year ended December 31,
Income Statement Data:	2001	2000	2001	2000

Net premiums written:
PMA Re	$106,579	$68,758	$360,604	$261,505
The PMA Insurance Group	76,745	45,884	355,547	268,839
Caliber One	13,619	3,285	53,674	16,043
Corporate and Other	(180)	(163)	(767)	(832)

Consolidated	$196,763	$117,764	$769,058	$545,555

Revenues:
Net premiums earned:
PMA Re	$97,123	$70,920	$340,401	$251,109
The PMA Insurance Group	93,697	59,438	346,574	252,348
Caliber One	12,967	8,177	46,232	28,799
Corporate and Other	(180)	(163)	(767)	(832)

Consolidated net premiums earned	203,607	138,372	732,440	531,424
Net investment income	21,231	26,530	86,945	102,591
Realized gains	1,329	7,907	7,988	11,975
Other revenues	2,976	4,252	22,599	14,000

Consolidated revenues	$229,143	$177,061	$849,972	$659,990

Components of operating income (loss) (1):
PMA Re	$9,061	$6,318	$(3,062)	$(7,297)
The PMA Insurance Group	5,657	5,235	23,148	21,601
Caliber One	(3,962)	16	(26,168)	(7,014)
Corporate and Other	(2,744)	(2,910)	(6,322)	(19,142)

Pre-tax operating income (loss)	$8,012	$8,659	$(12,404)	$(11,852)

After-tax operating income (loss)	$5,758	$7,029	$1,910	$(6,459)

Net income	$6,622	$12,169	$7,103	$1,325

Weighted average common shares outstanding:
Basic	22,774,115	21,541,644	21,831,725	21,898,967
Diluted	23,180,429	21,858,033	22,216,695	22,353,622
After-tax operating income (loss) per share:
Basic	$0.25	$0.33	$0.09	$(0.29)

Diluted	$0.25	$0.32	$0.09	$(0.29)

Net income per share:
Basic	$0.29	$0.56	$0.33	$0.06

Diluted	$0.29	$0.56	$0.32	$0.06

Balance Sheet Data:	December 31, 2001	December 31, 2000
Total assets	$3,802,979	$3,469,406
Shareholders' equity	$612,006	$440,046
Shareholders' equity per share (including FAS 115)	$19.64	$20.40
Shareholders' equity per share (excluding FAS 115)	$19.46	$21.07

(1)

Operating income (loss) differs from net income under generally accepted accounting principles (“GAAP”) because operating income excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. The Company excludes net realized investment gains (losses) from the profit and loss measure it utilizes to assess the performance of its operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

PMA Capital Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	December 31, 2001	December 31, 2000

Assets:
Investments and cash:
Fixed maturities available for sale	$1,425,281	$1,485,308
Short-term investments	350,054	341,641
Cash	20,656	5,604

Total investments and cash	1,795,991	1,832,553
Accrued investment income	19,121	20,867
Premiums receivable	301,104	299,342
Reinsurance receivable	1,210,764	933,889
Deferred income taxes	82,120	89,011
Deferred acquisition costs	64,350	48,522
Funds held by reinsureds	145,239	73,999
Other assets	184,290	171,223

Total assets	$3,802,979	$3,469,406

Liabilities:
Unpaid losses and loss adjustment expenses	$2,324,439	$2,053,138
Unearned premiums	308,292	269,734
Long-term debt	62,500	163,000
Accounts payable, accrued expenses
and other liabilities	217,490	207,211
Funds held under reinsurance treaties	227,892	173,762
Dividends to policyholders	17,132	17,246
Payable under securities loan agreements	33,228	145,269

Total liabilities	3,190,973	3,029,360

Shareholders' Equity:
Class A Common stock	171,090	122,214
Additional paid-in capital	109,331	339
Retained earnings	382,165	384,694
Accumulated other comprehensive income (loss)	5,375	(14,373)
Notes receivable from officers	(158)	(56)
Treasury stock, at cost	(55,797)	(52,772)

Total shareholders' equity	612,006	440,046

Total liabilities and shareholders' equity	$3,802,979	$3,469,406

PMA Capital Corporation
Consolidated Statements of Operations
(Dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2001	2000	2001	2000

Gross premiums written	$254,252	$174,313	$1,016,854	$821,263

Net premiums written	$196,763	$117,764	$769,058	$545,555

Revenues:
Net premiums earned	$203,607	$138,372	$732,440	$531,424
Net investment income	21,231	26,530	86,945	102,591
Net realized investment gains	1,329	7,907	7,988	11,975
Other revenues	2,976	4,252	22,599	14,000

Total revenues	229,143	177,061	849,972	659,990

Expenses:
Losses and loss adjustment expenses	159,193	109,222	616,763	449,388
Acquisition expenses	37,512	29,272	138,982	112,654
Operating expenses	18,248	15,022	78,015	67,081
Dividends to policyholders	3,674	3,948	14,087	18,855
Interest expense	1,175	3,031	6,541	11,889

Total losses and expenses	219,802	160,495	854,388	659,867

Pre-tax income (loss)	9,341	16,566	(4,416)	123

Income tax expense (benefit):
Current	(1,435)	(1,737)	(8,372)	(1,120)
Deferred	4,154	6,134	(3,147)	(82)

Total income tax expense (benefit)	2,719	4,397	(11,519)	(1,202)

Net income	$6,622	$12,169	$7,103	$1,325

Pre-tax operating income (loss)	$8,012	$8,659	$(12,404)	$(11,852)

After-tax operating income (loss)	$5,758	$7,029	$1,910	$(6,459)

PMA Capital Corporation
Consolidating Statements of Operations
(Dollars in thousands)

For the three months ended December 31, 2001	PMA Re	PMA Insurance Group	Caliber One	Corp & Other	Consolidated

Gross premiums written	$124,467	$94,526	$35,439	$(180)	$254,252

Net premiums written	$106,579	$76,745	$13,619	$(180)	$196,763

Revenues:
Net premiums earned	$97,123	$93,697	$12,967	$(180)	$203,607
Net investment income	10,638	9,773	1,085	(265)	21,231
Other revenues	--	2,724	--	252	2,976

Total operating revenues	107,761	106,194	14,052	(193)	227,814

Expenses:
Losses and LAE	74,325	71,151	13,717	--	159,193
Acquisition expenses	19,303	15,973	2,236	--	37,512
Operating expenses	5,072	9,739	2,061	1,376	18,248
Dividends to policyholders	--	3,674	--	--	3,674
Interest expense	--	--	--	1,175	1,175

Total losses and expenses	98,700	100,537	18,014	2,551	219,802

Pre-tax operating income (loss)	9,061	5,657	(3,962)	(2,744)	8,012

Net realized investment gains (losses)	(412)	1,541	200	--	1,329

Pre-tax income (loss)	$8,649	$7,198	$(3,762)	$(2,744)	$9,341

Ratios - GAAP basis:					Insurance Operations

Loss and LAE ratio	76.5%	75.9%	105.8%		78.1%

Expense ratio:
Acquisition expenses	19.9%	17.0%	17.2%		18.4%
Operating expenses	5.2%	8.0%	15.9%		7.2%

Total expense ratio	25.1%	25.0%	33.1%		25.6%

Policyholders' dividend ratio	NA	3.9%	NA		1.8%

Combined ratio	101.6%	104.8%	138.9%		105.5%

Net investment income ratio	-11.0%	-10.4%	-8.4%		-10.5%

Operating ratio	90.6%	94.4%	130.5%		95.0%

PMA Capital Corporation
Consolidating Statements of Operations
(Dollars in thousands)

For the three months ended December 31, 2000	PMA Re	PMA Insurance Group	Caliber One	Corp & Other	Consolidated

Gross premiums written	$94,165	$63,552	$16,759	$(163)	$174,313

Net premiums written	$68,758	$45,884	$3,285	$(163)	$117,764

Revenues:
Net premiums earned	$70,920	$59,438	$8,177	$(163)	$138,372
Net investment income	13,008	12,405	1,354	(237)	26,530
Other revenues	--	2,367	--	1,885	4,252

Total operating revenues	83,928	74,210	9,531	1,485	169,154

Expenses:
Losses and LAE	58,221	44,611	6,390	--	109,222
Acquisition expenses	16,514	11,848	910	--	29,272
Operating expenses	2,875	8,568	2,215	1,364	15,022
Dividends to policyholders	--	3,948	--	--	3,948
Interest expense	--	--	--	3,031	3,031

Total losses and expenses	77,610	68,975	9,515	4,395	160,495

Pre-tax operating income (loss)	6,318	5,235	16	(2,910)	8,659

Net realized investment gains	7,051	179	446	231	7,907

Pre-tax income (loss)	$13,369	$5,414	$462	$(2,679)	$16,566

Ratios - GAAP basis:					Insurance Operations, Excluding run-off

Loss and LAE ratio	82.1%	74.0%	78.1%		78.4%

Expense ratio:
Acquisition expenses	23.3%	19.9%	11.1%		21.1%
Operating expenses	4.0%	11.5%	27.1%		8.6%

Total expense ratio	27.3%	31.4%	38.2%		29.7%

Policyholders' dividend ratio	NA	6.6%	NA		2.8%

Combined ratio	109.4%	112.0%	116.3%		110.9%

Net investment income ratio	-18.3%	-19.4%	-16.6%		-18.7%

Operating ratio	91.1%	92.6%	99.7%		92.2%

PMA Capital Corporation
Consolidating Statements of Operations
(Dollars in thousands)

For the year ended December 31, 2001	PMA Re	PMA Insurance Group	Caliber One	Corp & Other	Consolidated

Gross premiums written	$476,591	$416,695	$124,335	$(767)	$1,016,854

Net premiums written	$360,604	$355,547	$53,674	$(767)	$769,058

Revenues:
Net premiums earned	$340,401	$346,574	$46,232	$(767)	$732,440
Net investment income	45,361	39,444	3,124	(984)	86,945
Other revenues	--	11,240	--	11,359	22,599

Total operating revenues	385,762	397,258	49,356	9,608	841,984

Expenses:
Losses and LAE	297,623	258,933	60,207	--	616,763
Acquisition expenses	71,013	60,909	7,060	--	138,982
Operating expenses	20,188	40,181	8,257	9,389	78,015
Dividends to policyholders	--	14,087	--	--	14,087
Interest expense	--	--	--	6,541	6,541

Total losses and expenses	388,824	374,110	75,524	15,930	854,388

Pre-tax operating income (loss)	(3,062)	23,148	(26,168)	(6,322)	(12,404)

Net realized investment gains	4,927	782	2,279	--	7,988

Pre-tax income (loss)	$1,865	$23,930	$(23,889)	$(6,322)	$(4,416)

Ratios - GAAP basis:					Insurance Operations

Loss and LAE ratio	87.4%	74.7%	130.2%		84.1%

Expense ratio:
Acquisition expenses	20.9%	17.6%	15.3%		19.0%
Operating expenses	5.9%	9.1%	17.8%		8.2%

Total expense ratio	26.8%	26.7%	33.1%		27.2%

Policyholders' dividend ratio	NA	4.1%	NA		1.9%

Combined ratio	114.2%	105.5%	163.3%		113.2%

Net investment income ratio	-13.3%	-11.4%	-6.8%		-12.0%

Operating ratio	100.9%	94.1%	156.5%		101.2%

PMA Capital Corporation
Consolidating Statements of Operations
(Dollars in thousands)

For the year ended December 31, 2000	PMA Re	PMA Insurance Group	Caliber One	Corp & Other	Consolidated

Gross premiums written	$394,823	$335,466	$93,405	$(2,431)	$821,263

Net premiums written	$261,505	$268,839	$16,043	$(832)	$545,555

Revenues:
Net premiums earned	$251,109	$252,348	$28,799	$(832)	$531,424
Net investment income	51,125	47,969	4,424	(927)	102,591
Other revenues	-	10,099	-	3,901	14,000

Total operating revenues	302,234	310,416	33,223	2,142	648,015

Expenses:
Losses and LAE	229,925	189,001	30,462	-	449,388
Acquisition expenses	65,522	46,464	668	-	112,654
Operating expenses	14,084	34,495	9,107	9,395	67,081
Dividends to policyholders	-	18,855	-	-	18,855
Interest expense	-	-	-	11,889	11,889

Total losses and expenses	309,531	288,815	40,237	21,284	659,867

Pre-tax operating income (loss)	(7,297)	21,601	(7,014)	(19,142)	(11,852)

Net realized investment gains (losses)	13,405	(1,407)	(246)	223	11,975

Pre-tax income (loss)	$6,108	$20,194	$(7,260)	$(18,919)	$123

Ratios - GAAP basis:					Insurance Operations, Excluding run-off

Loss and LAE ratio	91.6%	73.8%	105.8%		83.9%

Expense ratio:
Acquisition expenses	26.1%	18.4%	2.3%		21.2%
Operating expenses	5.6%	10.3%	31.6%		9.3%

Total expense ratio	31.7%	28.7%	33.9%		30.5%

Policyholders' dividend ratio	NA	7.5%	NA		3.5%

Combined ratio	123.3%	110.0%	139.7%		117.9%

Net investment income ratio	-20.4%	-17.4%	-15.4%		-18.7%

Operating ratio	102.9%	92.6%	124.3%		99.2%